EX-99(d)(9)

SCHEDULE A
(Effective November 27, 2017)

Invesco Advantage Municipal Income Trust II
Invesco Bond Fund
Invesco California Value Municipal Income Trust
Invesco Dynamic Credit Opportunities Fund
Invesco High Income 2023 Target Term Fund
Invesco High Income 2024 Target Term Fund
Invesco High Income Trust II
Invesco Municipal Income Opportunities Trust
Invesco Municipal Opportunity Trust
Invesco Municipal Trust
Invesco Pennsylvania Value Municipal Income Trust
Invesco Quality Municipal Income Trust
Invesco Senior Income Trust
Invesco Total Property Market Income Fund
Invesco Trust for Investment Grade Municipals
Invesco Trust for Investment Grade New York Municipals
Invesco Value Municipal Income Trust